Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Safeguard Scientifics, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-65092, 333-73284, 333-86777, 333-103976, 333-118046, 333-171226, and 333-198783) of Safeguard Scientifics, Inc. of our report dated March 5, 2021, with respect to the consolidated balance sheets of Safeguard Scientifics, Inc. as of December 31, 2020 and 2019, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity, and cash flows for the years then ended, and the related notes, which report appears in the December 31, 2020 annual report on Form 10-K of Safeguard Scientifics, Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 5, 2021